Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of this 26th day of August, 1997, between Renaissance Cosmetics, Inc. ("Company"), 635 Madison Avenue, New York, New York 10022, and Norbert Becker, 635 Madison Avenue, New York, New York 10022 ("Executive").

                               W I T N E S S E T H

         WHEREAS, Executive was appointed President of the Company effective as of May 1, 1997; and

         WHEREAS, Executive was appointed Chief Executive Officer of the Company effective as of May 28, 1997;

         WHEREAS, as an incentive to Executive to accept the positions of President and Chief Executive Officer, the Company has agreed to employ Executive under the terms and conditions hereof.

         NOW, THEREFORE, the parties agree that effective on the date hereof:

         1. Title and Responsibilities. During the Term (as defined below) of this Agreement, Executive will be employed as the President and Chief Executive Officer of the Company and President of such subsidiaries of the Company as may be designated by the Board of Directors of the Company at any time and from time to time (the "Subsidiaries" and, together with the Company, the "Companies"). Executive will have responsibility for managing the day to day affairs of the Companies subject to policies and procedures established by, and the ultimate authority of, the boards of directors of the Companies.

         2. Salary and Bonus. During the Term of this Agreement, Executive's salary will be as follows: (i) for the Company's fiscal year ending March 31, 1998, $360,000 (on an annualized basis), (ii) for the Company's fiscal year ending March 31, 1999, $390,000 and (iii) for the Company's fiscal year ending March 31, 2000 (and the portion of the following fiscal year to the expiration of this Agreement), $450,000 (on an annualized basis) ("Base Salary"). During the Term of this Agreement, Executive will be eligible for an annual bonus of 100% (or greater, if applicable) of Base Salary ("Eligible Bonus"), based on certain objectives to be established by the Board of Directors not later than the end of the of the first fiscal quarter of the subject fiscal year, and to include all relevant factors including annual EBITDA targets and targets related to return on assets and return on capital. In this connection, the parties agree that such objectives will be the same objectives which are provided by the Company to senior executives of the Company. Any Eligible Bonus, if earned, will be paid in cash no later than 30 days after the audited financials are available following the end of the applicable annual period but will be deemed due and payable, regardless

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of Executive's status on the payment date, so long as Executive is employed by the Company on the last business day of the applicable annual period.

         3. Term. The term ("Term") of this Agreement will commence on July 1, 1997 and will expire on June 30, 2000, unless renewed as provided for in this
Section 3 or upon termination of Executive's employment as provided in Section 7 hereof. The Term shall automatically renew for successive one year periods from the then scheduled expiration date unless, not less than 90 days prior thereto, either the Company or the Executive notifies the other of its or his intention not to renew, in which case this Agreement shall expire at the end of the then current Term.

         4. Election to Board of Directors. The Board of Directors of the Company will include the Executive. The Company agrees to indemnify Executive (in his capacity as an officer and director) to the fullest extent permitted by law and as provided in that certain Amended and Restated Indemnification Agreement, dated as of May 28, 1997, by and between the Company and Executive.

         5. Benefits and Other Matters.

                  (a) Insurance. The Company will provide retirement, employee welfare and benefit (pre- and post-retirement) and fringe benefit plans to Executive no less favorable than those made available to the Company's executive employees generally. Executive will be fully vested for all purposes under all such plans. In addition, the Company will purchase for Executive (who will be the owner) a $5 million life insurance policy and a disability policy on terms mutually satisfactory to both the Company and Executive, subject to Executive satisfying industry insurability criteria.

                  (b) Vacation. Executive will be entitled to 4 weeks of vacation per year. Unused vacation will accrue for the following year; however, Executive agrees not to take more than 5 weeks of vacation in any one year. Upon expiration of this Agreement or termination of Executive's employment for any reason, Executive will be entitled to receive payment (based on the Base Salary in effect in the year of termination) for any accrued but unused vacation through the date of termination.

                  (c) Reimbursement of Expenses. The Company will reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in connection with performing his obligations hereunder upon receipt from Executive of standard documentation supporting such expenses. For purposes hereof, "reasonable" shall include first-class travel and hotel expenses.

                  (d) Miscellaneous Benefits.

                  (i) Executive will be entitled to the use of an executive class company car at Employer's expense (subject to the last sentence of this paragraph (i)) on terms no less favorable than those provided to the Company's executives generally ("Executive's Vehicle"). The Company may, in its discretion, lease or acquire Executive's Vehicle for Executive's use, consistent with the Company's prior practice; provided, however, that the purchase price of Executive's Vehicle (or the purchase price implicit in the lease rate) including all taxes shall not exceed $80,000.

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                  (ii) The Company will not require Executive to move his
residence during the Term. If, however, Executive moves his residence from its location as of the date hereof (A) at the request of the Board of Directors or
(B) as a result of a relocation of the Company's principal executive offices which causes Executive's commuting time by car to be longer than such commuting time as of the date hereof, the Company will pay the costs of relocation, including, without limitation, any loss Executive incurs in connection with the sale of his residence. In the event Executive is required to spend an extended continuous period of time away from his residence in one location, the Company will reimburse him for the cost of renting an apartment for him and his family in such location. The Company will reimburse Executive for any liability (including tax liability) incurred by Executive in connection with Executive's permanent or temporary relocation as described in this paragraph (ii) and with the reimbursements to be made by the Company pursuant to this paragraph (ii).

                  (iii) The Company will reimburse Executive for the cost of purchasing and installing computer and related equipment, dedicated telephone lines, a fax machine and other reasonable expenditures for similar office equipment necessary for Executive to perform his obligations hereunder for use in his home office and will provide Executive with a notebook computer for use while traveling or working in any of the Company's offices. At the expiration of the Term hereof as provided in Section 3 or upon the termination of Executive's employment by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below, other than by reason of Executive's death), all such equipment provided to Executive or for which the Company reimbursed Executive (the "Equipment") and Executive's Vehicle will become the property of Executive (at no cost to Executive). The Company will reimburse Executive for any tax liability incurred by Executive upon the transfer of ownership to Executive of the Equipment and Executive's Vehicle. In the event Executive dies during the Term hereof, ownership of the Equipment and Executive's Vehicle shall, at the election of Executive's estate, be transferred to Executive's estate.

         6.       Non-Compete.

                  (a) Executive agrees that he will not compete with the Companies in the mass-market fragrance, color cosmetics, or artificial or natural nail products business during the period of his employment hereunder. The scope of this non-compete is worldwide. In addition, upon termination of this Agreement in accordance with Section 3 hereof or termination of Executive's employment for any reason, the Company (or its successor) may elect to have this non-compete apply for a period of one or two years from the date of termination (the "Enforcement Election").

                  Upon termination of this Agreement in accordance with Section 3 hereof or in the event Executive's employment is terminated by the Company without Cause (as defined below) or by the Executive for any reason, and the Company makes the Enforcement Election, Executive shall be entitled to receive from the Company payment of $500,000 per year for each year the Company elects to enforce this non-compete provision (the "Election Payment"). At the time the Company makes the Enforcement Election, the full amount of the Election Payment shall be placed in escrow with an escrow agent ("Escrow Agent") mutually acceptable to the Company and Executive. The terms of the escrow shall include those set forth on Schedule A hereto and such other terms as are

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mutually agreed to by the Company, Executive and Escrow Agent. The Company shall make all reasonable efforts to structure the escrow arrangement in a manner which shall protect the escrowed Election Payment from the claims of creditors of the Company, including any claims arising in a bankruptcy or similar proceeding filed by or against the Company.

                  In the event that Executive's employment is terminated by the Company with Cause, and the Company makes the Enforcement Election, Executive shall be entitled to receive from the Company payment of $1,000 per year for each year the Company elects to enforce this non-compete. Payment of the full amount will be made directly to Executive by the Company at the time the Company makes the Enforcement Election.

                  Any payments to which Executive is entitled under this paragraph (a) are in addition to, and not in replacement of, any payments to which Executive is otherwise entitled under Section 7 hereof.

                  (b) The Company shall give written notice of its election to enforce the non-compete provisions hereof (the "Enforcement Election Notice") to Executive as follows:

                  (i) if the Company gives notice of termination of this Agreement in accordance with Section 3 hereof, the Company shall give the Enforcement Election Notice simultaneously with the notice of termination;

                  (ii) if the Company terminates Executive's employment with or without Cause (as defined below), the Company shall give the Enforcement Election Notice within 15 days after the date of termination;

                  (iii) if Executive gives notice of termination of this Agreement in accordance with Section 3 hereof, the Company shall give the Enforcement Election Notice within 15 days after receipt by the Company of the termination notice; and

                  (iv) if Executive terminates his employment with or without Good Reason, the Company shall give the Enforcement Election Notice within 15 days after the date of termination.

                  (c) Nothing herein shall prohibit Executive from being a passive owner of not more than 3% of any publicly-traded class of capital stock of any entity engaged in a competing business.

                  (d) If a determination is made that any temporal, territorial or activity-related restriction on competition contained in paragraph (a) above is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties agree that paragraph (a) may be judicially reformed, revised, modified or partially enforced in any proceeding brought to enforce such paragraph. Subject to the foregoing, if any portion of paragraph (a) is deemed invalid or unenforceable by a court of law, such portion shall be considered to be automatically deleted from paragraph (a). However, any such deletion shall apply only to that portion of any provision so adjudicated, and the operation of such provision

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shall only be deemed inapplicable in the particular jurisdiction in which the adjudication is made.

         7.       Termination.

                  (a) The Company may terminate the employment of Executive at any time, with or without Cause (as defined below), subject to the provisions hereof. Executive may terminate his employment at any time, with or without Good Reason (as defined below), subject to the provisions hereof.

                  (b) If (i) the Company terminates the employment of Executive with Cause, or (ii) the Executive terminates his employment without Good Reason, the Executive shall be entitled to receive only accrued but unpaid Base Salary and other benefits to which Executive is entitled through the date of termination, plus unreimbursed expenses incurred through the date of termination.

                  (c) In the event that the Company terminates the employment of Executive for reasons other than for Cause or Executive terminates his employment for Good Reason, Executive shall be entitled to (i) the amount of any accrued but unpaid Base Salary and other benefits to which Executive is entitled through the date of termination, and unreimbursed expenses incurred through the date of termination, plus (ii) the greater of (x) the applicable Base Salary for each year (or pro rated for any part thereof) through the end of the Term or (y) one year's Base Salary (as in effect in the year of termination) (in each case, net of any severance benefits payable to Executive under the Company's severance policy as may then be in effect) and (iii) a bonus equal to the Bonus Amount, as defined on Schedule B hereto ((ii) and (iii) are together referred to as the "Severance Payments"). Executive shall also be entitled to receive the full benefits (as described in Section 5(a) hereof) he was receiving immediately prior to the termination date for the period in which he is receiving Severance Payments. In addition, the Option (as defined in each of the Option Agreements of even date herewith) shall be/become exercisable as provided in such Option Agreements. In the event the termination is pursuant to (d)(ii)(D) below, Executive (or his estate) shall also be entitled to receive all benefits to which Executive (or his estate) is entitled under the insurance policies referred to in Section 5(a) above.

                  (d)      For purposes of this Agreement:

                  (i)      "Cause" shall be limited to the following:

                           (A) Deliberate dishonesty or willful misconduct in
                  the performance of Executive's responsibilities resulting in an effect materially adverse to the Company's business, financial condition or results of operation;

                           (B) Executive shall be convicted of a felony
                  involving moral turpitude which materially adversely reflects on the Company; or

                           (C) Breach by Executive of the provisions of Section
                  6 hereof.


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                  A determination that Cause exists shall be made by the Board of Directors.

                  (ii) "Good Reason" shall mean termination at the election of Executive based on (A), (B) or (C) below (provided that such termination occurs within 90 days of the date on which the event described in (A), (B), or (C) below becomes effective) or by reason of an event described in (D) below:

                           (A) Without Executive's express written consent, the
                  assignment of Executive to a position other than President and Chief Executive Officer of the Company and President of the Subsidiaries with day-to-day responsibility and authority for the operation of the business of the Companies or a material diminution in Executive's duties as President and Chief Executive Officer except in connection with the termination of his employment for Cause, normal retirement, death of Executive, or termination by the Executive other than for Good Reason;

                           (B) A reduction in Executive's fringe or retirement
                  benefits that is not applied by the Company to executives generally or, in the case of any benefit unique to Executive, a more than immaterial reduction in such benefit, or a reduction by the Company in Executive's Base Salary or Eligible Bonus;

                           (C) The (I) merger or consolidation of the Company
                  into or with any other entity, (II) change in control of the Company (which, for purposes hereof, shall mean Kidd Kamm Equity Partners, L.P. no longer controls the Board of Directors of the Company) or (III) sale, transfer or other disposition of all or substantially all of the assets of the Company ((I), (II) and (III) are collectively referred to as a "Restructuring Event"), unless the entity which survives the Restructuring Event shall assume and agree to perform the obligations of the Company hereunder pursuant to an instrument reasonably acceptable to Executive; or

                           (D) Executive dies or becomes mentally or physically
                  disabled for such period of time and under circumstances which entitle Executive to receive disability benefits under the terms of the Company's long-term disability insurance policy then maintained by the Company.

                  (e) In the event that, during the period in which Executive is receiving Severance Payments and the other benefits described in paragraph (c) hereof (collectively, the "Severance Benefits"), Executive secures full-time employment with any third party, Executive shall notify the Company of such employment prior to the commencement thereof. Effective immediately upon the commencement of Executive's new employment, the Severance Benefits shall cease and the Company shall have no further obligation to Executive with respect to Severance Benefits.

                  (f) In the event the Company elects to terminate this Agreement in accordance with Section 3 hereof, Executive shall be entitled to receive one year's Base Salary after the expiration hereof (at the rate in effect for the year immediately prior to the expiration).


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                  (g) All Severance Payments or payments under (f) of this
Section 7 shall be made monthly, in advance.

         8. Key Man Life Insurance. Executive will provide the Company with such information, and execute such documents, as may be necessary for the Company to purchase a key man life insurance policy covering Executive.

         9. Arbitration. Subject to Section 13(b) hereof, the parties hereto agree to submit any dispute hereunder to binding arbitration. Arbitration shall be conducted in New York, New York under the commercial rules of the American Arbitration Association by a panel of three arbitrators. The aforementioned arbitrators shall be chosen as follows: The Company and Executive shall each designate one arbitrator from a list of acceptable and qualified arbitrators which will be provided by the American Arbitration Association. The two arbitrators so designated shall then choose the panel's third arbitrator who shall be an attorney-at-law and who shall serve as the Chairman of the panel; provided that if either party fails to designate an arbitrator within 10 days of receipt of the Association's list or if the two arbitrators are unable to agree on the appointment of the third arbitrator within 10 days of the later of the date of their respective appointments, such arbitrator shall be designated by the American Arbitration Association. If any arbitrator resigns or is unable to continue serving as such, the successor to such arbitrator shall be appointed by the party who appointed such arbitrator or by the remaining arbitrators if they appointed such arbitrator, or by the American Arbitration Association, as the case may be. A stenographic record of the arbitration must be maintained, the panel, including the successor arbitrator, may rely on such record and no rehearing shall be required. Subject to Section 10 hereof, each of the parties shall pay the fees and expenses of the arbitrator appointed by it and each shall pay one-half the fees and expenses of the third arbitrator and any other expenses of the arbitration, unless the arbitrators determine that the losing party shall bear the cost of the arbitration. The decision of the arbitrators with respect to any issues subject to arbitration shall be final and binding on the parties and may be entered into any court of competent jurisdiction by either party, or application may be made to such court for judicial confirmation of the award and order of enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. Notwithstanding the foregoing, it is hereby agreed that no arbitration panel shall have any power to (i) add to, alter or modify the terms and conditions of this Agreement, (ii) decide any issue which does not arise from the interpretation or application of the provisions of this Agreement or (iii) award any punitive damages under this Agreement.

         10. Enforcement. If either party is required to arbitrate or seek judicial enforcement of his or its rights under this Agreement, the party prevailing in such proceeding shall be entitled to be reimbursed by the other for all reasonable attorney fees and expenses.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

         12. Entire Agreement. This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof and, except for the Option Agreement which shall remain in full force and effect in accordance with its terms, contains all of the terms and provisions of agreement between the parties hereto with respect to the subject matter


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hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the parties.

         13. Severability; Specific Performance; Assignment; Survival.

                  (a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that portion only shall be deemed deleted as though it had not been included herein but the remainder of this Agreement shall remain in full force and effect.

                  (b) Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of Section 6 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  (c) This Agreement shall not be assignable by Executive except pursuant to the laws of descent and distribution, and then only for purposes of enforcing Executive's rights under Section 7.

                  (d) Notwithstanding anything to the contrary herein, in the event of a termination of this Agreement, the provisions of Section 6 hereof shall survive and be enforceable in accordance with their terms.

         14. Taxes. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Option Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in control (within the meaning of Section 280G of the Code) (a "Payment" or "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes, including Excise Tax, imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

         15. Valid and Binding. The Company represents that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and that this Agreement is valid, binding and enforceable against the Company in accordance with its terms.

         16. Notices. All notices or other communications in connection with the Agreement shall be in writing and may be given by personal delivery or mailed, certified mail, return receipt requested, postage prepaid or by a nationally recognized overnight courier to the parties at the addresses set forth below (or at such other address as the Company or Executive may specify in a notice to the Executive or Company, as the case may be):


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                  If to the Company:        Renaissance Cosmetics, Inc.
                                            635 Madison Avenue
                                            New York, New York 10022
                                            attn:  Group Vice President,
                                                    Corporate Development and
                                                    Human Resources

                  If to Executive:          Norbert Becker

                                            c/o Renaissance Cosmetics, Inc.
                                            635 Madison Avenue
                                            New York, New York 10022

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                IN WITNESS WHEREOF, the undersigned has caused its duly
authorized officer to execute this Agreement as of the date first above written.

                                        RENAISSANCE COSMETICS, INC.

                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                              ---------------------------------

Agreed to by:

-------------------------------------------
NORBERT BECKER


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                                   SCHEDULE A
                             TO EMPLOYMENT AGREEMENT

                                  ESCROW TERMS

         The terms of the escrow described in Section 6(a) of the Employment Agreement shall include the following:

                  1. The Election Payment shall be held in an interest-bearing account (the "Escrow Account").

                  2. The term of the escrow shall be the number of years for which the Company elects to enforce the non-compete provisions of Section 6(a).

                  3. The principal amount of the Election Payment shall be distributed to Executive by the Escrow Agent monthly, in advance, during the term hereof, with the first payment to be made within __ days after the Election Payment is deposited into the Escrow Account.

                  4. Interest earned on the escrowed Election Payment shall be paid first to the Escrow Agent to cover the Escrow Agent's fees and any remaining interest shall be distributed to the Company on terms agreed to be the Company in the Escrow Agreement.

                  5. Any disputes arising between the parties in connection with the Employment Agreement shall be settled by arbitration as more fully described in Section 9 of the Employment Agreement.


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                                   SCHEDULE B
                             TO EMPLOYMENT AGREEMENT

                                  BONUS AMOUNT

The calculation of Bonus Amount shall be as follows:

         The Bonus Amount shall be equal to the Base Salary in the year of termination multiplied by the Applicable Percentage (as defined below).

         Applicable Percentage ("AP") shall be calculated as follows:

                  AP = A, unless A is less than B, in which case AP shall be equal to C where

                  A = the dollar amount of Executive's bonus for the fiscal year immediately preceding the year in which termination occurs (the "Prior Year") divided by Executive's base salary in the Prior Year;

                  B = the dollar amount of Executive's bonus for the fiscal year immediately preceding the Prior Year (the "Second Prior Year") divided by Executive's base salary in the Second Prior Year; and

                  C = (A + B)/2


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